                                                                    EXHIBIT 4.12

                                                                  EXECUTION COPY

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                             NOTE PURCHASE AGREEMENT

                                 BY AND BETWEEN

                              ALTRA HOLDINGS, INC.

                                       AND

                     CAISSE DE DEPOT ET PLACEMENT DU QUEBEC

                                NOVEMBER 30, 2004

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

                                TABLE OF CONTENTS

                                                                            Page
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
ARTICLE I DEFINITIONS....................................................     1
   1.1     CAPITALIZED TERMS.............................................     1
   1.2     ACCOUNTING TERMS..............................................     7

ARTICLE II AUTHORIZATION AND SALE OF NOTE................................     8
   2.1     AUTHORIZATION.................................................     8
   2.2     SALE OF NOTE TO THE PURCHASER.................................     8

ARTICLE III CLOSING; DELIVERY............................................     8
   3.1     CLOSING.......................................................     8
   3.2     DELIVERY......................................................     8

ARTICLE IV CONDITIONS TO CLOSING BY THE PURCHASER........................     8
   4.1     REPRESENTATIONS AND WARRANTIES................................     8
   4.2     PERFORMANCE...................................................     8
   4.3     NO MATERIAL ADVERSE CHANGE....................................     8
   4.4     ACQUISITION...................................................     9
   4.5     SENIOR CREDIT FACILITY........................................     9
   4.6     SENIOR NOTE FINANCING.........................................     9
   4.7     INVESTMENT IN THE COMPANY.....................................     9
   4.8     LEGAL OPINION OF COMPANY'S COUNSEL............................     9
   4.9     CLOSING DOCUMENTS.............................................     9
   4.10    LEGAL INVESTMENT; COMPLIANCE WITH LAWS........................    10
   4.11    PROCEEDINGS...................................................    10
   4.12    QUALIFICATIONS................................................    10
   4.13    CONSENTS......................................................    10
   4.14    FEES AND EXPENSES.............................................    11
   4.15    IRS FORM W-8..................................................    11

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................    11
   5.1     ORGANIZATION, POWER, AUTHORITY AND GOOD STANDING..............    11
   5.2     AUTHORIZATION, EXECUTION, ENFORCEABILITY AND NO CONFLICTS.....    11
   5.3     SUBSIDIARIES..................................................    12
   5.4     CAPITALIZATION................................................    12
   5.5     NO MATERIAL ADVERSE CHANGE....................................    12
   5.6     LITIGATION....................................................    12
   5.7     COMPLIANCE WITH LAWS..........................................    13
   5.8     COMMENCEMENT OF BUSINESS......................................    13
   5.9     BROKER'S FEES.................................................    13
   5.10    MARGIN REGULATIONS............................................    13
   5.11    PUBLIC UTILITY HOLDING COMPANY ACT............................    13

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...............    13
   6.1     AUTHORIZATION, EXECUTION, ENFORCEABILITY AND NO CONFLICTS.....    13

   6.2     PURCHASE FOR INVESTMENT.......................................    14
   6.3     INVESTOR QUALIFICATIONS.......................................    14
   6.4     BROKER'S FEES.................................................    14

ARTICLE VII REPORTING AND INSPECTION RIGHTS..............................    14
   7.1     ACCOUNTING....................................................    14
   7.2     FINANCIAL STATEMENTS AND OTHER INFORMATION....................    14
   7.3     INSPECTION RIGHTS.............................................    17

ARTICLE VIII MATURITY, INTEREST AND PREPAYMENT...........................    17
   8.1     MATURITY......................................................    17
   8.2     INTEREST......................................................    17
   8.3     PREPAYMENT AT THE OPTION OF THE PURCHASER.....................    17
   8.4     MANDATORY PREPAYMENTS.........................................    18
   8.5     OPTIONAL PREPAYMENTS..........................................    18
   8.6     PREPAYMENT PREMIUMS...........................................    18
   8.7     PAYMENT SET ASIDE.............................................    19

ARTICLE IX AFFIRMATIVE COVENANTS.........................................    19
   9.1     COMPLIANCE WITH LAWS..........................................    19
   9.2     MAINTENANCE OF ASSETS; EXISTENCE..............................    19
   9.3     FEES AND EXPENSES.............................................    20
   9.4     USE OF PROCEEDS...............................................    20

ARTICLE X NEGATIVE COVENANTS.............................................    20
   10.1    CONDUCT OF BUSINESS...........................................    20
   10.2    DIVIDENDS AND DISTRIBUTIONS...................................    20
   10.3    TRANSACTIONS WITH AFFILIATES..................................    21
   10.4    REGULATION U AND X............................................    21

ARTICLE XI EVENTS OF DEFAULT.............................................    21
   11.1    EVENTS OF DEFAULT DEFINED; ACCELERATION OF MATURITY...........    21
   11.2    SUITS FOR ENFORCEMENT.........................................    22
   11.3    INDEMNIFICATION...............................................    22
   11.4    DELAYS OR OMISSIONS...........................................    23
   11.5    REMEDIES CUMULATIVE...........................................    23

ARTICLE XII MISCELLANEOUS................................................    23
   12.1    CONSENT TO AMENDMENTS; WAIVERS................................    23
   12.2    SURVIVAL OF TERMS.............................................    23
   12.3    SUCCESSORS AND ASSIGNS........................................    23
   12.4    SEVERABILITY..................................................    24
   12.5    DESCRIPTIVE HEADINGS..........................................    24
   12.6    NOTICES.......................................................    25
   12.7    GOVERNING LAW.................................................    25
   12.8    EXHIBITS AND SCHEDULES........................................    26
   12.9    EXCHANGE, TRANSFER, OR REPLACEMENT OF SECURITIES..............    26

   12.10   FINAL AGREEMENT...............................................    26
   12.11   EXECUTION IN COUNTERPARTS.....................................    26
   12.12   NO SETOFFS, ETC...............................................    26
   12.13   CONSTRUCTION..................................................    27
   12.14   FURTHER COOPERATION...........................................    27
   12.15   WAIVERS BY THE COMPANY........................................    27

                             NOTE PURCHASE AGREEMENT

     This NOTE PURCHASE AGREEMENT (this "Agreement") is made as of November 30, 2004, by and between ALTRA HOLDINGS, INC., a Delaware corporation formerly known as CPT Acquisition Corp. (the "Company"), and CAISSE DE DEPOT ET PLACEMENT DU QUEBEC, a Quebec corporation (the "Purchaser").

                                    RECITALS

     A. On or about the date hereof, Altra Industrial Motion, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Altra"), is purchasing, directly and indirectly, all of the issued and outstanding limited liability company interests of Power Transmission Holding LLC, a Delaware limited liability company ("PTH"), pursuant to a LLC Purchase Agreement, dated as of October 25, 2004 (the "LLC Purchase Agreement"), by and among the Company, Warner Electric Holding, Inc., a Delaware corporation, and Colfax Corporation, a Delaware corporation (the "Acquisition"), following which PTH will be merged with and into Altra.

     B. Wells Fargo Foothill, Inc. has agreed to provide a certain credit facility to Altra consisting of a revolving line of credit in the aggregate principal amount of $30,000,000, to, among other things, provide working capital for the Company and its Subsidiaries.

     C. Altra will also issue $165,000,000 aggregate principal amount of Senior Notes (as defined below), the proceeds of which will be used in connection with the Acquisition.

     D. To further fund the Acquisition and to otherwise provide working capital, (i) the Purchaser desires to purchase from the Company, and the Company desires to issue and sell to the Purchaser, subject to the terms and conditions set forth herein, a subordinated note of the Company in the original principal amount of $14,000,000.

                                   AGREEMENTS

     In consideration of the recitals and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 CAPITALIZED TERMS. In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the following respective meanings when used in this Agreement:

     "ACQUISITION AGREEMENTS" has the meaning given to such term in Section 4.4.

     "AFFILIATE" as applied to any specified Person means any other Person (and all natural Persons related by blood, adoption or marriage to such other Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. The term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of 10% or more of the voting power (or in the case of a Person which is not a corporation, 10% or more of the ownership interest, beneficial or otherwise) of such Person or the power otherwise to direct or cause the direction of the management and policies of that Person, whether through voting, by contract or otherwise. For purposes of this paragraph, "voting power" of any Person means the total number of votes which may be cast by the holders of the total number of outstanding shares of stock of any class or classes of such Person in any election of directors of such Person. For purposes of this Agreement, all executive officers and directors of a Person and all managers and members of any board of managers or similar board of committee of a Person organized as a limited liability company shall be deemed to be Affiliates of such Person.

     "ASSETS" means, with respect to any Person, all businesses, properties, assets, machinery, equipment, furniture, fixtures, goodwill and other rights of such Person, of every nature, kind and description, tangible and intangible, owned or leased, wheresoever located and whether or not carried or reflected on the books or records of such Person, used, held for use or useful in connection with the operation of the business of such Person.

     "BOARD" means the Board of Directors of the Company.

     "BUSINESS" means the Company's operation of the business of designing, producing and marketing mechanical power transmission products and the other businesses described in the Offering Circular.

     "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

     "CAPITALIZED LEASE" means any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a liability on the balance sheet of the lessee.

     "CHANGE OF CONTROL EVENT" means (i) the Permitted Holders fail to own and control, directly or indirectly, at least a majority of the capital stock of the Company having the right to vote for the election of members of the Board, or
(ii) the Company ceases to own, directly or indirectly, and control 100% of the outstanding capital stock of Altra.

     "CHANGE OF CONTROL NOTICE" has the meaning given to such term in Section
8.4.

     "CLOSING" means the closing of the sale and purchase of the Note pursuant to this Agreement.

     "CLOSING DATE" has the meaning ascribed to it in Section 3.1.

     "CODE" means the Internal Revenue Code of 1986, as amended, and all rules and regulations promulgated thereunder.

     "COMMISSION" means the Securities and Exchange Commission.

     "CONTRACT" means any written or binding oral contract, agreement, credit agreement, note, bond, indenture, lease, sublease, purchase order, Permit, or other binding agreement or binding understanding.

     "CONTROLLED AFFILIATE" as applied to any specified Person means any other Person (and all natural Persons related by blood, adoption or marriage to such other Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such specified Person. The term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of 50% or more of the voting power (or in the case of a Person which is not a corporation, 50% or more of the ownership interest, beneficial or otherwise, or as provided below) of such Person or the power otherwise to direct or cause the direction of the management and policies of that Person, whether through voting, by contract or otherwise. For purposes of this paragraph, "voting power" of any Person means the total number of votes which may be cast by the holders of the total number of outstanding shares of stock of any class or classes of such Person in any election of directors of such Person. For purposes of this Agreement, all executive officers and directors of a Person and all managers and members of any board of managers or similar board or committee of a Person organized as a limited liability company and all general partners of a Person organized as a partnership shall be deemed to be Controlled Affiliates of such Person.

     "DEFAULT" means any event or condition, the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

     "DOLLARS," "DOLLARS" and "$" each mean lawful money of the United States.

     "EQUITY DOCUMENTS" means, collectively, the Subscription Agreement, the Stockholders' Agreement and the Registration Rights Agreement.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all rules and regulations promulgated thereunder.

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "EVENT OF DEFAULT" has the meaning ascribed to it in Section 11.1.

     "FACILITIES" means any and all real property (including, without limitation, all buildings, fixtures or other improvements located thereon) owned, leased or operated by the Company or any of its Subsidiaries. "Facility" means any one of the Facilities.

     "FIRPTA AFFIDAVIT" means an affidavit, sworn under penalty of perjury and in form and substance required under Treasury Regulations Section 1.897-2(h), stating that the Company is not, and immediately following the Acquisition will not be, a "United States real property holding corporation" as defined in Code Section 897(c)(2).

     "FISCAL YEAR" means any 12-month period ending on December 31st of each year.

     "GAAP" means United States generally accepted accounting principles, consistently applied.

     "GOVERNING DOCUMENT(S)" means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the "Governing Documents" of a corporation would be its charter and by-laws, the "Governing Document" of a limited partnership is its limited partnership agreement and the "Governing Document" of a limited liability company is its operating agreement.

     "GOVERNMENTAL AUTHORITY" means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

     "GUARANTEE" means any guarantee of the payment or performance of any Indebtedness or other obligation and any other arrangement whereby credit is extended (or continued) to one obligor on the basis of any promise of another Person, whether that promise is expressed in terms of an obligation to (i) pay the Indebtedness or other liabilities of such obligor, (ii) purchase an obligation owed by such obligor, (iii) purchase goods and services from such obligor for the purpose of enabling such obligor to make payment of such Indebtedness or to assure the owners of the Indebtedness against loss, (iv) maintain the equity capital, working capital, solvency or general financial condition of such obligor, or (v) otherwise assure any creditor of such obligor against financial loss (including by way of an agreement to repurchase or reimburse), whether or not any such arrangement is listed on the balance sheet of such other Person or referred to in a footnote thereto. The amount of any Guarantee shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed or determined amount, the maximum amount guaranteed or supported.

     "HOLDER" means the Purchaser, together with its successors and permitted registered assigns pursuant to Section 12.3(b).

     "INDEBTEDNESS" of any Person shall mean the principal of, premium, if any, and unpaid interest on (without duplication): (a) indebtedness for borrowed money; (b) obligations for which a Person is obligated pursuant to a Guarantee;
(c) all indebtedness secured by any Lien upon property owned by such Person, even though such Person has not in any manner become liable for the payment of such indebtedness; (d) all indebtedness of such Person created or arising under any Capitalized Lease, conditional sale or other title retention or security agreement with respect to property acquired by such Person even though the rights and remedies of the seller, lessor or lender under such agreement or lease in the event of default may be limited to repossession or sale of such property; (e) all obligations of such Person issued or assumed for the deferred purchase price of property or services, including all trade payables; (f) all obligations of such Person under or with respect to letters of credit; and (g) any unsatisfied obligations for Withdrawal Liability to a Multiemployer Plan.

     "INDENTURE" means the indenture, dated November 30, 2004, by and among Altra, the guarantors named therein and The Bank of New York Trust Company, N.A., as trustee and as collateral agent.

     "INTEREST" has the meaning given to such term in Section 8.2.

     "INVESTORS" means Genstar Capital, L.P. and its Affiliates, the Purchaser and certain management investors.

     "INSOLVENCY PROCEEDING" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other national, state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or proceeding seeking reorganization, arrangement, or other similar relief.

     "INTEREST PAYMENT DATE" means January 15th, April 15th, July 15th and October 15th of each year (or, if any such day is not a Business Day, on the immediately succeeding Business Day), beginning on April 15, 2005.

     "LIEN" means any mortgage, deed of trust, lien, security interest, pledge, lease, conditional sale contract, claim, charge, easement, right of way, assessment, restriction and other encumbrance of every kind.

     "LOAN DOCUMENTS" means this Agreement and the Note.

     "MANAGEMENT AGREEMENT" means the advisory services agreement, dated November 30, 2004, by and among Genstar Capital, L.P., the Company and Altra, as such agreement may be amended, restated or otherwise modified from time to time.

     "MANDATORY PREPAYMENT" has the meaning given to such term in Section 8.4.

     "MATERIAL ADVERSE EFFECT" means (i) any circumstance, change in, or effect on the Company or any of its Subsidiaries that is materially adverse to the Business, properties, Assets, liabilities, condition (financial or otherwise), operations, earnings or results of operations of the Company and its Subsidiaries, taken as a whole, and (ii) a material impairment of the Company's ability to perform its obligations under the Loan Documents to which it is a party in all material respects.

     "MATURITY DATE" means November 30, 2019.

     "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and to which any Person is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them or to which such person has any current or potential liability.

     "NOTE" means the Subordinated Note of the Company in the original principal amount of $14,000,000 in favor of the Purchaser dated as of the date hereof, in the form attached hereto as Exhibit A, as amended and in effect from time to time, and any note or notes issued in exchange for such note.

     "OFFERING CIRCULAR" means the final offering circular, dated November 22, 2004, as amended and supplemented, delivered to investors in connection with the issuance by Altra of its 9% Senior Secured Notes due 2011.

     "OPTIONAL PREPAYMENT" has the meaning given to such term in Section 8.5.

     "PERMIT" means all permits, licenses, authorizations, registrations, franchises, approvals, consents, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

     "PERMITTED BUSINESS" means any business that is the same as or similar, reasonably related, complementary or incidental to the business in which the Company and its Subsidiaries are engaged on the date hereof.

     "PERMITTED HOLDERS" means Genstar Capital Partners III, L.P., Genstar Capital, L.P., Stargen III, L.P. and each of their Controlled Affiliates.

     "PERSON" means an individual, a corporation, a partnership, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

     "PIK INTEREST" has the meaning given to such term in Section 8.2.

     "PREPAYMENT OPTION" has the meaning given to such term in Section 8.3.

     "PREPAYMENT OPTION NOTICE" has the meaning given to such term in Section
8.3.

     "PREPAYMENT NOTICE" has the meaning given to such term in Section 8.4.

     "PURCHASER" means Caisse de depot et placement du Quebec, a Quebec corporation, and any Person to whom all or any portion of the Note is assigned.

     "REGISTER" has the meaning given to such term in Section 12.3(c).

     "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated as of the date hereof, by and among Genstar Capital Partners III, L.P., a Delaware limited partnership, Stargen Capital Partners III, L.P., a Delaware limited partnership, the Purchaser, and each of the other persons listed on the signature pages thereto, as such agreement may be amended, restated or otherwise modified from time to time.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SENIOR LENDERS" means those lenders party to the Senior Credit Agreement.

     "SENIOR CREDIT AGREEMENT" means the Credit Agreement, dated November 30, 2004, by and among Altra, each of its Subsidiaries that are signatories thereto, the lenders that are signatories thereto and Wells Fargo Foothill, Inc., as the arranger and administrative agent.

     "SENIOR CREDIT DOCUMENTS" means the Senior Credit Agreement and each agreement and instrument referred to therein executed in connection with the Senior Credit Agreement as in effect on the Closing Date, as such documents may be amended, supplemented, replaced or otherwise modified from time to time after the Closing Date.

     "SENIOR NOTE DOCUMENTS" means the Indenture and all other agreements, documents and instruments referred to therein entered into or delivered in connection therewith.

     "SENIOR NOTES" means the 9% senior secured notes due 2011, each dated as of the date hereof, to be issued by Altra.

     "SENIOR NOTES PAYMENT DATE" means the earlier to occur of (i) December 1, 2011 or (ii) the date that 100% of the principal, interest and other amounts then due under the Senior Notes is repaid or redeemed pursuant to terms of the Indenture.

     "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement, dated as of the date hereof, by and among the Company and each of the parties named on Exhibit A thereto, as such agreement may be amended, restated or otherwise modified from time to time.

     "SUBSCRIPTION AGREEMENT" means the Subscription Agreement, dated as of the date hereof, by and among the Company and the Investors, as such agreement may be amended, restated or otherwise modified from time to time.

     "SUBSIDIARY" means any corporation, association, limited liability company, partnership or other business entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power or profits interest are, at the time as of which any determination is being made, owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

     "TREASURY REGULATIONS" means the regulations promulgated or proposed by the United States Treasury Department under the Code.

     "WITHDRAWAL LIABILITY" means, at any time, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA, and any increase in contributions pursuant to Section 4243 of ERISA with respect to all Multiemployer Plans.

     1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

                                   ARTICLE II

                         AUTHORIZATION AND SALE OF NOTE

     2.1 AUTHORIZATION. Prior to the Closing, the Company will authorize the issuance and sale to the Purchaser of the Note.

     2.2 SALE OF NOTE TO THE PURCHASER. Subject to the satisfaction of the terms and conditions set forth herein and in reliance upon the respective representations and warranties of the parties set forth herein or in any other document delivered pursuant hereto, at the Closing, the Company agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Company, the Note.

                                   ARTICLE III

                                CLOSING; DELIVERY

     3.1 CLOSING. The Closing will be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, on November 30, 2004 (the "Closing Date"), at 10:00 a.m., local time, or at such other time, date and place as may be mutually agreed to by the Company and the Purchaser.

     3.2 DELIVERY. At the Closing, the Company will deliver the Note to the Purchaser, duly executed and registered in the name of the Purchaser, against payment by the Purchaser of the aggregate purchase price therefor paid by wire transfer of funds to an account designated by the Company. The Note shall be dated the Closing Date and shall be executed by an executive officer of the Company.

                                   ARTICLE IV

                     CONDITIONS TO CLOSING BY THE PURCHASER

     The obligation of the Purchaser to purchase and pay for the Note at the Closing is subject to the fulfillment to its satisfaction at or prior to the Closing of each of the following conditions:

     4.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Article V shall be true and correct when made, and shall be so true and correct in all material respects (except for those representations and warranties which are qualified as to materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the Closing as if made at the Closing.

     4.2 PERFORMANCE. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company at or prior to the Closing shall have been performed or complied with in all material respects.

     4.3 NO MATERIAL ADVERSE CHANGE. Since October 1, 2004, there has been no event, act, condition or occurrence that has had, or could reasonably be expected to have, a Material Adverse Effect.

     4.4 ACQUISITION. Concurrently with, or prior to, the issuance of the Note,
(i) Altra shall have acquired all of the ownership interests of PTH pursuant to the terms and conditions of the LLC Purchase Agreement and (ii) the Company shall have acquired all of the outstanding shares of The Kilian Company pursuant to the terms and conditions of the Subscription Agreement (together with the LLC Purchase Agreement, the "Acquisition Agreements"). Each Acquisition Agreement will be in full force and effect, will not have been amended or modified in any material respect and the conditions set forth in each Acquisition Agreement will have been satisfied in full unless waived by the Company with the prior consent of the Purchaser, which consent shall not be unreasonably withheld or delayed. At or prior to the Closing, the Company shall have delivered to the Purchaser true and complete copies of the Acquisition Documents.

     4.5 SENIOR CREDIT FACILITY. Altra and the Senior Lenders shall have entered into the Senior Credit Agreement providing for loans to Altra in the aggregate principal amount of up to $30,000,000, and the closing of the transactions under the Senior Credit Agreement shall have been consummated prior to or simultaneously with the Closing hereunder. The Purchaser shall have received and reviewed copies of each of the Senior Credit Documents, and the terms and conditions of such Senior Credit Documents shall be reasonably satisfactory to the Purchaser.

     4.6 SENIOR NOTE FINANCING. Altra shall have received gross cash proceeds of $165,000,000 from the issuance and sale of the Senior Notes. The Purchaser shall have received and reviewed copies of each of the Senior Note Documents, and the terms and conditions of such Senior Note Documents shall be reasonably satisfactory to the Purchaser.

     4.7 INVESTMENT IN THE COMPANY. At the Closing, (i) Genstar Capital, L.P. and its Affiliates shall have purchased capital stock of the Company for an aggregate purchase price of $19,334,400 payable in cash, (ii) the Purchaser shall have purchased capital stock of the Company for an aggregate purchase price of $7,000,000 payable in cash and (iii) the management investors shall have acquired capital stock of the Company with an aggregate value of $859,443.07, in each case pursuant to the terms and conditions of the Subscription Agreement. The Investors shall have executed and delivered the Equity Documents on terms and conditions satisfactory to the Purchaser.

     4.8 LEGAL OPINION OF COMPANY'S COUNSEL. The Purchaser shall have received from Weil, Gotshal & Manges LLP, counsel for the Company, an opinion addressed to the Purchaser, dated as of the Closing Date and in form and substance reasonably satisfactory to the Purchaser.

     4.9 CLOSING DOCUMENTS. The Company shall have delivered to the Purchaser each of the following documents:

          (a) the Note, duly completed and executed by the Company;

          (b) an officer's certificate from the Company, dated as of the Closing Date, stating that the conditions specified in Sections 4.1 through 4.7 hereof (other than with respect to the Purchaser's receipt or review of the documents required to be delivered thereunder) have been fully satisfied;

          (c) certified copies of resolutions duly adopted by the Board, authorizing the execution, delivery and performance of each of the Loan Documents, the issuance, sale and delivery of the Note and the consummation of the transactions contemplated by this Agreement;

          (d) a certificate of the Secretary of the Company, certifying the names and the signatures of the officers of the Company authorized to sign this Agreement, the Note and each of the other agreements, documents and instruments contemplated hereby;

          (e) certified copies of the Governing Documents of the Company and Altra, as in effect at the Closing;

          (f) a certificate of good standing of the Company, dated as of a recent date, issued by the Secretary of State of the State of Delaware and each other state in which the Company is qualified to do business, and a telegram, telex or other acceptable method of confirmation from said Secretary and the Secretary of State of such other states as of the close of business on the next Business Day preceding the date of the Closing as to the continued good standing of the Company;

          (g) certified copies of the Senior Credit Documents and the Senior Note Documents;

          (h) FIRPTA Affidavit dated as of the Closing Date from the Company;
and

          (i) copies of all third party and governmental consents, approvals and filings required in connection with the consummation of the transactions contemplated by this Agreement.

     4.10 LEGAL INVESTMENT; COMPLIANCE WITH LAWS. The purchase of the Note by the Purchaser shall be legally permitted by all applicable material laws and regulations to which the Purchaser and the Company are subject. The purchase of the Note shall not subject the Purchaser to any penalty or liability under or pursuant to any applicable material law, rule, or regulation.

     4.11 PROCEEDINGS. All corporate and other proceedings in connection with the transactions contemplated hereby, by the other Loan Documents, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in form and substance to the Purchaser.

     4.12 QUALIFICATIONS. All authorizations, approvals or permits of, or filings with any Governmental Authority that are required by law in connection with the lawful sale and issuance of the Note to the Purchaser shall have been duly obtained by the Company, and shall be effective on and as of the Closing.

     4.13 CONSENTS. The Company shall have received in writing consents required of third parties for the consummation of the transactions contemplated hereby and by the other Loan Documents pursuant to any law, contract, agreement or instrument by which it is bound or to which it is subject.

     4.14 FEES AND EXPENSES. The Company shall have paid to the Purchaser the fee and all costs and expenses that the Company is obligated to pay pursuant to
Section 9.3.

     4.15 IRS FORM W-8. The Purchaser shall have delivered a properly executed IRS Form W-8BEN and/or W-8EXP and/or W-8IMY establishing a complete exemption from U.S. withholding taxes on all payments made under the Note or under this Agreement.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     As a material inducement to the Purchaser to enter into and perform its obligations under this Agreement, the Company hereby represents and warrants to the Purchaser as set forth below, and acknowledges that the Purchaser is entering into this Agreement in reliance on the truth and accuracy of such representations and warranties.

     5.1 ORGANIZATION, POWER, AUTHORITY AND GOOD STANDING.

          Each of the Company and Altra is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its Assets and to carry on its business as presently conducted and as presently proposed to be conducted by it. Each of the Company and Altra is duly licensed or qualified to transact business and is in good standing to transact business as a foreign entity in each jurisdiction in which the character of its business makes such qualification necessary, except for those jurisdictions where the failure to be so licensed, qualified or in good standing would not be reasonably likely to have a Material Adverse Effect.

     5.2 AUTHORIZATION, EXECUTION, ENFORCEABILITY AND NO CONFLICTS.

          (a) The Company has all requisite power and authority (corporate or otherwise) to execute and deliver the Loan Documents and any and all instruments necessary or appropriate in order to fully effectuate the terms and conditions of each Loan Document and to perform and consummate the transactions contemplated hereby and thereby. The Loan Documents, and the performance of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite action on the part of the Company, and each Loan Document has been duly and validly executed and delivered by the Company, and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, preferential transfer or distribution laws or other laws now or hereinafter in effect relating to or affecting creditors' rights generally or by general principles of equity.

          (b) The execution, delivery and performance by the Company of the Loan Documents and the consummation of the transactions contemplated hereby and thereby, will not (i) violate any law applicable to the Company or Altra or any of their Assets or (ii) conflict with, or result in any breach of, any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, a default or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Lien upon any of their Assets or under any provision of (A) the Loan Documents, (B) the Governing Documents of the Company or Altra,
(C) any Permit or (D) any other material Contract to which the Company or any of its Subsidiaries is a party or by which any of their Assets is or may be bound except, in the case of clause (D), where such conflict or breach would not be reasonably likely to have a Material Adverse Effect. Except as set forth on
Schedule 5.2(b), the Company is not required to give any notice to, or make any filing with, any Governmental Authority or any other Person, or obtain any Permit, in each case for the valid execution, delivery and performance by the Company of the Loan Documents.

     5.3 SUBSIDIARIES. Except as set forth on Schedule 5.3, the Company does not have any Subsidiaries and does not own any interest in or control, directly or indirectly, any other corporation, association or business entity.

     5.4 CAPITALIZATION.

          (a) Set forth on Schedule 5.4(a) is a complete and accurate description of the issued and outstanding capital stock of the Company and each of its Subsidiaries as of the Closing Date. Other than as described on Schedule 5.4(a), there are no subscriptions, options, warrants or calls relating to any shares of the Company's or any of its Subsidiary's capital stock, including any right of conversion or exchange under any outstanding security or other instrument, or any phantom stock or stock appreciation rights. Neither the Company nor any Subsidiary of the Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any security convertible into or exchangeable for any of its capital stock, other than pursuant to the Company's 2004 Equity Incentive Plan.

          (b) Other than the Note and except as set forth on Schedule 5.4(b), the Company has no Indebtedness.

     5.5 NO MATERIAL ADVERSE CHANGE. Since October 1, 2004, there has been no change in the operating results, assets, liabilities, operations, business, condition (financial or otherwise), employee relations or customer or supplier relations of the Company or any of its Subsidiaries, taken as a whole, which has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     5.6 LITIGATION. Except as disclosed on Schedule 5.6, (i) there are no actions, suits, proceedings, orders, injunctions, decrees, claims or investigations pending or, to the Company's knowledge, threatened against or affecting the Company, any of its Subsidiaries or any of their respective assets, or pending or, to the Company's knowledge, threatened by the Company or any of its Subsidiaries against any third-party, at law or in equity, or before or by any Governmental Authority, and (ii) none of the Company nor any of its Subsidiaries is subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries, in the case of clauses (i) and (ii) above which has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

     5.7 COMPLIANCE WITH LAWS. Except as disclosed on Schedule 5.7, none of the Company nor any of its Subsidiaries has violated any law or any governmental regulation or requirement which violation has had or could reasonably be expected to have a Material Adverse Effect, and none of the Company nor any of its Subsidiaries has received notice of any such violation.

     5.8 COMMENCEMENT OF BUSINESS. Since the date of its inception, the Company has not engaged in any activity other than such actions in connection with (i) its organization, (ii) the ownership of capital stock of Altra, (iii) the preparation, negotiation and execution of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby and (iv) the other transactions disclosed in the Offering Circular.

     5.9 BROKER'S FEES. Except as disclosed on Schedule 5.9, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement and the other Loan Documents based on any arrangement or agreement binding upon the Company or any of its Subsidiaries. The Company shall pay, and hold the Purchaser harmless against, any liability, loss or expense (including reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

     5.10 MARGIN REGULATIONS. The Company does not own any "margin stock," as the term is defined in Regulation U of the Federal Reserve Board, and the proceeds of the Note will be used only for the purposes contemplated hereunder. None of the proceeds of the Note will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause the loans hereunder to be considered "purpose credit" within the meaning of Regulations U or X of the Federal Reserve Board. The purchase of the Note will not constitute a violation of such Regulations U or X.

     5.11 PUBLIC UTILITY HOLDING COMPANY ACT. The Company is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," or an "affiliate" of a "subsidiary company" of a "holding company," all within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     As a material inducement to the Company to enter into and perform its obligations under this Agreement, the Purchaser represents and warrants to the Company as set forth below, and acknowledges that the Company is entering into this Agreement in reliance on the truth and accuracy of such representations and warranties.

     6.1 AUTHORIZATION, EXECUTION, ENFORCEABILITY AND NO CONFLICTS. The Purchaser has all requisite power and authority (corporate or otherwise) to execute and deliver the Loan Documents to which it is a party and any and all instruments necessary or appropriate in order to fully effectuate the terms and conditions of each such Loan Document and to perform and consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Purchaser is a party, and the performance of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite action on the part of the Purchaser, and each such Loan Document has been duly and validly executed and delivered by the Purchaser, and constitutes a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms and conditions, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, preferential transfer or distribution laws or other laws now or hereinafter in effect relating to or affecting creditors' rights generally or by general principles of equity.

     6.2 PURCHASE FOR INVESTMENT. The Purchaser is acquiring the Note for investment for its own account and not with a view to the public resale of all or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act.

     6.3 INVESTOR QUALIFICATIONS. The Purchaser (a) is an "accredited investor" (as defined in Regulation D promulgated under the Securities Act), (b) is able to bear the complete loss of its investment in the Note, and (c) acknowledges that the Note has not been registered under the Securities Act. The Purchaser is not an entity formed solely to make this investment.

     6.4 BROKER'S FEES. Except as disclosed on Schedule 6.4, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by the Loan Documents based on any arrangement or agreement binding upon the Purchaser. The Purchaser shall pay, and hold the Company harmless against, any liability, loss or expense (including reasonable attorneys' fees and out-of-pocket expenses) arising in connection with any such claim.

                                   ARTICLE VII

                         REPORTING AND INSPECTION RIGHTS

     7.1 ACCOUNTING. The Company will maintain and will cause each of its Subsidiaries to maintain a system of accounting established and administered in accordance with GAAP and all financial statements or information delivered under
Section 7.2 will be prepared in accordance with GAAP except as otherwise set forth in Section 7.2.

     7.2 FINANCIAL STATEMENTS AND OTHER INFORMATION. The Company will deliver to the Purchaser:

          (a) to the extent available and as soon as available, unaudited statements of income and cash flows of the Company and unaudited consolidated statements of income and cash flows of Altra and its Subsidiaries for such monthly period (as well as unaudited statements of income of the Company and unaudited consolidated statements of income of Altra and its Subsidiaries for the period from the beginning of the Fiscal Year to the end of such month) and unaudited balance sheets of the Company and unaudited consolidated balance sheets of Altra and its Subsidiaries as of the end of such monthly period (and such financial statements shall set forth in each case comparisons to the Company's and Altra and its Subsidiaries' corresponding period in the preceding Fiscal Year, with an explanation of any material differences between them).

Such monthly financial statements shall be prepared in accordance with GAAP (subject to the absence of footnotes and normal year-end adjustments) and on a basis consistent with the annual audited statements delivered pursuant to
Section 7.2(c) and on a basis consistent with such statements prepared in prior periods. In addition, all such financial statements shall be accompanied by an officer's certificate, certified by the Chief Financial Officer of the Company and the Chief Financial Officer of Altra, as the case may be, stating that there is no Event of Default in existence and that none of the Company nor Altra and any of its Subsidiaries, as the case may be, is in Default under any of the Loan Documents or any of their other material Contracts or, if any Event of Default exists, specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto. Notwithstanding anything herein to the contrary, any obligations under this Section 7.2(a) (other than with respect to the financial statements of the Company) shall not be in effect during such time as Altra is filing such information pursuant to its reporting requirements under Section 13 or Section 15(d) of the Exchange Act;

          (b) as soon as available, but no later than 45 days after the end of each quarterly accounting period in each Fiscal Year of the Company (other than any quarterly accounting period ending on the last day of a Fiscal Year of the Company), unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarterly period (as well as unaudited consolidated statements of income of the Company and its Subsidiaries for the period from the beginning of the Fiscal Year to the end of such quarter) and unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarterly period (and such financial statements shall set forth in each case comparisons to the Company's and its Subsidiaries' corresponding period in the preceding Fiscal Year, with an explanation of any material differences between them). Such quarterly financial statements shall be prepared in accordance with GAAP (subject to the absence of footnotes and normal year-end adjustments) and on a basis consistent with the annual audited statements delivered pursuant to Section 7.2(c) and on a basis consistent with such statements prepared in prior periods. In addition, all such financial statements shall be accompanied by an officer's certificate, certified by the Chief Financial Officer of the Company, stating that there is no Event of Default in existence and that none of the Company nor any of its Subsidiaries is in Default under any of the Loan Documents or any of their other material Contracts or, if any Event of Default exists, specifying the nature and period of existence thereof and what actions the Company and its Subsidiaries have taken and propose to take with respect thereto. Notwithstanding anything herein to the contrary, any obligations under this Section 7.2(b) shall not be in effect during such time as the Company is filing such information pursuant to its reporting requirements under Section 13 or Section 15(d) of the Exchange Act;

          (c) as soon as available, but no later than 90 days after the end of each Fiscal Year of the Company, audited consolidated statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Year, and audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year (and such financial statements shall set forth in each case comparisons to the Company's and its Subsidiaries' corresponding period in the preceding Fiscal Year). Such audited financial statements shall be prepared in accordance with GAAP and shall be accompanied by an unqualified opinion of a public accounting firm of national reputation reasonably acceptable to the Purchaser. Notwithstanding anything herein to the contrary, any obligations under this Section 7.2(c) shall not be in effect during such time as the Company is filing such information pursuant to its reporting requirements under Section 13 or Section 15(d) of the Exchange Act;

          (d) not later than the last business day of January of each Fiscal Year of the Company, a consolidated month by month projected operating budgets, projections, profit and loss statements, income statements, balance sheets and cash flow reports of and for the Company and its Subsidiaries for that Fiscal Year. All such financial information shall be prepared on a basis consistent with the financial statements delivered pursuant to Section 7.2(b);

          (e) promptly after receipt or delivery thereof, copies of each notice, demand, statement, report, certificate or other communication or document delivered in connection with the Senior Note Documents or the Senior Credit Documents;

          (f) promptly upon receipt thereof, any additional reports, management letters or other detailed information concerning significant aspects of the operations or financial affairs of the Company and its Subsidiaries provided to the Company by its accountants (and not otherwise contained in the other materials provided hereunder) unless such delivery is prohibited by the policies of such accountants or by any applicable law, rule or regulation;

          (g) within ten (10) Business Days after transmission thereof, copies of all financial statements, proxy statements, reports and any other general written communications which the Company sends to its stockholders and copies of all registration statements and all regular, special or periodic reports which the Company or any of the Subsidiaries files, or any of its officers file with respect to the Company or any of the Subsidiaries, with the Commission or with any securities exchange on which any of the Company's or any of the Subsidiaries' securities are then listed to the extent not otherwise available on the Commission's website;

          (h) promptly, but in any event within five (5) Business Days after the Company has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that the Company proposes to take with respect thereto;

          (i) promptly after the commencement thereof, but in any event within five (5) Business Days after service of process with respect thereto on the Company or any of the Subsidiaries, notice of all actions, suits or proceedings brought by or against the Company or any of the Subsidiaries before any Governmental Authority which would reasonably be expected to have a Material Adverse Effect; and

          (j) with reasonable promptness, any other information reasonably requested by the Purchaser relating to the financial condition of the Company and its Subsidiaries.

          The Purchaser agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than (x) to monitor its investment in the Company and (y) to comply with its reporting requirements under applicable law or regulation, any confidential information obtained from the Company (including the information delivered pursuant to this Section 7.2) pursuant to the terms of this Agreement, unless such confidential information
(i) is known or becomes known to the public in general (other than as a result of a breach of this Section 7.2 by the Purchaser), (ii) is or has been independently developed or conceived by the

Purchaser without use of the Company's confidential information or (iii) is or has been made known or disclosed to the Purchaser by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that the Purchaser may disclose confidential information to its attorneys, accountants and employees to the extent necessary to obtain their services in connection with monitoring its investment in the Company, or as may otherwise be required by law, provided that the Purchaser takes reasonable steps to minimize the extent of any such required disclosure.

     7.3 INSPECTION RIGHTS. The Company shall permit, and shall cause each of its Subsidiaries to permit, any representative designated by the Purchaser, at the Purchaser's expense, upon reasonable notice and during normal business hours, to: (i) visit and inspect any of the assets or properties of the Company and its Subsidiaries, (ii) examine the business and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and
(iii) discuss the affairs, finances and accounts of any such entities with the officers, key employees and independent accountants (to the extent they are permitted under internal policy) of the Company and its Subsidiaries; provided, however, that the Company and its Subsidiaries shall not be obligated to provide access to any information (a) which the Company reasonably believes to be a trade secret or similar confidential information, (b) which the Company is prohibited from disclosing pursuant to an agreement with a third party, or (c) if access to such information could adversely affect the attorney-client privilege between the Company and its counsel or its Subsidiaries and such Subsidiary's counsel.

                                  ARTICLE VIII

                        MATURITY, INTEREST AND PREPAYMENT

     8.1 MATURITY. All amounts outstanding under the Note shall be due and payable in full in cash, if not earlier paid in accordance with this Agreement, on the Maturity Date.

     8.2 INTEREST. Interest ("Interest") shall accrue at the rate of seventeen percent (17%) per annum (computed on the basis of a three hundred sixty (360) day year and the actual number of days elapsed in any year) on the unpaid principal amount of the Note outstanding from time to time from and including the date of issuance until the date paid, or (if less) at the highest rate then permitted under applicable law. The Company shall pay Interest on the unpaid principal amount of the Note on each Interest Payment Date as follows: (i) Interest at a rate of seventeen percent (17%) per annum (computed on the basis of a three hundred sixty (360) day year and the actual number of days elapsed in any year) shall be paid-in-kind (the "PIK Interest"), provided, however, that the Company, in its sole discretion, may elect to pay all or a portion of such Interest in cash to the extent permitted under the terms of the Indenture and
(ii) to the extent that the Company makes such election in clause (i), any remaining Interest not paid in cash shall be PIK Interest. Any PIK Interest that is paid shall be capitalized, compounded and added to the then unpaid principal amount of the Note as of each Interest Payment Date.

     8.3 PREPAYMENT AT THE OPTION OF THE PURCHASER. At any time after the six
(6) month anniversary of the Senior Notes Payment Date, the Purchaser shall have the right (the "Prepayment Option") to demand prepayment of, and upon such demand the Company must prepay, the Note for an amount in cash equal to the then outstanding principal amount of the

Note held by such Holder subject to such demand for prepayment plus all of the accrued and unpaid interest on such Note to the date of such prepayment. The Prepayment Option shall be exercisable upon delivery of a written notice (the "Prepayment Option Notice") by the Purchaser to the Company. The Prepayment Option Notice shall specify the date of prepayment, which shall not be earlier than twenty (20) Business Days after the Company's receipt of the Prepayment Option Notice.

     8.4 MANDATORY PREPAYMENTS. The occurrence of a Change of Control Event shall give any Holder of the Note, at its option, the right to demand prepayment of, and upon such demand the Company must prepay, the Note for an amount in cash equal to 101% of the then outstanding principal amount of the Note held by such Holder subject to such demand for prepayment plus all of the accrued and unpaid interest on such Note to the date of such prepayment (a "Mandatory Prepayment"), such prepayment being due on the effective date of the Change of Control Event. The Company agrees to give the Holder(s) of the Note written notice of a Change of Control Event (specifying the details thereof, to the extent known), as soon as reasonably practical after the Company has made a good faith determination that a Change of Control Event is reasonably likely to occur, but in any event not less than 30 days prior to the effective date of the Change of Control Event (the "Change of Control Notice"), and further to provide prompt written notice of any material change in the terms of any such Change of Control Event. The prepayment option described above may be exercised by such Holder's giving the Company written notice to that effect (the "Prepayment Notice") not more than 15 days after the Company sends the Change of Control Notice. The Prepayment Notice shall specify the date of prepayment which date shall not be earlier than the date of the Change of Control Event. The Prepayment Notice can be revoked any time prior to the date of prepayment if a material change occurs in the terms of the Change of Control Event.

     8.5 OPTIONAL PREPAYMENTS. The Company may, at its option, prepay the Note in whole or in part at any time and from time to time by giving written notice thereof to the Holder of the Note not less than 30 nor more than 60 days prior to the date fixed for such prepayment in such notice (an "Optional Prepayment"), provided that there is no Event of Default continuing and such Optional Prepayment does not cause a Default or Event of Default. Each such prepayment (other than a prepayment in full) shall be in an aggregate amount not less than, and shall be in increments of, $250,000. Each Optional Prepayment shall be made by delivering to the Holder of the Note the principal amount to be prepaid together with accrued and unpaid interest on such principal amount to the date of prepayment, plus any applicable prepayment premium as set forth in Section
8.6. All notices of prepayment shall specify the amount to be prepaid, together with the premium (if any) to be paid thereon and the date fixed for such prepayment.

     8.6 PREPAYMENT PREMIUMS. In the event of any Optional Prepayment, the following premiums shall be paid in addition to the amount of the prepayment required by such Optional Prepayment:

          (a) for any Optional Prepayment occurring on or prior to the second anniversary of the Closing Date, six percent (6%) of the principal amount to be prepaid;

          (b) for any Optional Prepayment occurring after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date, five percent (5%) of the principal amount to be prepaid;

          (c) for any Optional Prepayment occurring after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date, four percent (4%) of the principal amount to be prepaid;

          (d) for any Optional Prepayment occurring after the fourth anniversary of the Closing Date but on or prior to the fifth anniversary of the Closing Date, three percent (3%) of the principal amount to be prepaid;

          (e) for any Optional Prepayment occurring after the fifth anniversary of the Closing Date but on or prior to the sixth anniversary of the Closing Date, two percent (2%) of the principal amount to be prepaid;

          (f) for any Optional Prepayment occurring after the sixth anniversary of the Closing Date but on or prior to the seventh anniversary of the Closing Date, one percent (1%) of the principal amount to be prepaid; and

          (g) for any Optional Prepayment occurring after the seventh anniversary of the Closing Date, there shall be no premium payable by the Company.

     8.7 PAYMENT SET ASIDE. If and to the extent the Company makes a payment or payments to the Purchaser hereunder or under the Note or the Purchaser enforces its rights or exercises its right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by, or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver, or any other Person under any law (including any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

                                   ARTICLE IX

                              AFFIRMATIVE COVENANTS

     9.1 COMPLIANCE WITH LAWS. The Company shall use commercially reasonable efforts to comply, and shall cause each Subsidiary of the Company to comply, in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority.

     9.2 MAINTENANCE OF ASSETS; EXISTENCE. The Company shall use commercially reasonable efforts to, and shall cause each Subsidiary of the Company to use commercially reasonable efforts to, (i) maintain and preserve all of its Assets which are necessary or useful in the proper conduct of their businesses in good working order and condition, ordinary wear and tear excepted, and (ii) preserve and keep in full force and effect each of the Company's and each of its Subsidiary's valid corporate existence and good standing and any rights and franchises material to their businesses.

     9.3 FEES AND EXPENSES.

          (a) The Company shall pay the Purchaser a closing fee of $280,000 in connection with the transactions contemplated by the Loan Documents, which fee shall be payable on the Closing Date and shall be contingent upon the consummation of the transactions contemplated by the Loan Documents.

          (b) The Company shall bear all of its own expenses in connection with this Agreement and the other Loan Documents, and the transactions contemplated hereby and thereby. The Company shall pay and reimburse the Purchaser on demand as and when incurred: (i) all reasonable costs and expenses incurred by the Purchaser in connection with its due diligence review of the Company and its Subsidiaries, the preparation, negotiation, execution and interpretation of this Agreement, the Note and the other agreements contemplated hereby and thereby, and the consummation of all of the transactions contemplated hereby and thereby (including reasonable fees and expenses of its legal counsel), which costs and expenses shall be payable at the Closing; provided, however, that if the Closing does not occur, the Company shall not be obligated to reimburse the Purchasers pursuant to this Section 9.3(b), (ii) all reasonable fees and expenses incurred with respect to any amendments or waivers (whether or not the same become effective) under or in respect of each of the Loan Documents and the other agreements and instruments contemplated hereby and thereby, and (iii) the reasonable fees and expenses incurred with respect to the interpretation and enforcement of the rights granted in the Loan Documents (including costs of collection).

     9.4 USE OF PROCEEDS. The Company agrees to use the proceeds from the sale of the Note to (a) pay the consideration required by the Acquisition Agreements and transaction expenses related thereto, and (b) for general business purposes, including working capital.

                                    ARTICLE X

                               NEGATIVE COVENANTS

     10.1 CONDUCT OF BUSINESS. The Company will not engage in any business other than Permitted Businesses.

     10.2 DIVIDENDS AND DISTRIBUTIONS. The Company shall not (i) declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value with respect to any of its capital stock or set aside any amount for any such purpose; provided, however, that the Company may pay dividends to the holders of Series A Preferred Stock and Common Stock so long as all amounts then due and payable under the Note are paid in cash in full, including all accrued and unpaid interest and any PIK Interest that has been added to the unpaid principal amount of the Note, and there is no Event of Default at the time of such payment, and (ii) make any payment of any management fee; provided, however, that the Company may pay the management fees pursuant to, and accordance with, the Management Agreement so long as the Company pays 12% of the Interest in cash for the Fiscal Year in which the management fee is paid and there is no Event of Default at the time of such payment.

     10.3 TRANSACTIONS WITH AFFILIATES. The Company shall not enter into or maintain, or permit any Subsidiary of the Company to enter into or maintain, any transaction or agreement with its Affiliates or any of its Subsidiaries' Affiliates, except as otherwise permitted under the Senior Credit Agreement as in effect on the date hereof (it being understood that the Company shall be deemed a "Borrower" under the Senior Credit Agreement solely for purposes of interpreting this Section 10.3).

     10.4 REGULATION U AND X. The Company shall not, and shall not permit any of the Subsidiaries to, use or permit any proceeds of the purchase price of the Note to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying margin stock" within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, as amended from time to time.

                                   ARTICLE XI

                                EVENTS OF DEFAULT

     11.1 EVENTS OF DEFAULT DEFINED; ACCELERATION OF MATURITY. If any one or more of the following events (herein called "Events of Default") shall have occurred:

          (a) the Company fails to pay when due and payable (whether at maturity or otherwise) the full amount of any principal payment (together with any applicable premium) on the Note, the full amount of interest then accrued on the Note or any other amounts payable under this Agreement or the Note, an Event of Default shall occur if such payment has not been made prior to ten (10) Business Days after the date such payment is due;

          (b) any representation, statement or warranty made or deemed made by the Company in any Loan Document or in any other certificate, document or report delivered to the Purchaser by the Company in conjunction with any Loan Document, shall not be true and correct in all respects or shall have been false or misleading in any respect on the date when made or deemed to have been made except those made as of a specific date (without giving effect to any materiality or Material Adverse Effect qualifier), to the extent such breaches could reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect;

          (c) (i) if the Company fails to perform, keep or observe any term, provision, condition, covenant or agreement contained in Article X and Sections
9.3 and 9.4, (ii) if the Company fails to perform, keep or observe any term, provision, condition, covenant or agreement contained in Sections 7.1, 7.2(a), 7.2(b), 7.2(c), 7.2(d), 7.2(e), 7.2(h), 7.2(i) and 7.3 and such failure continues for a period of five (5) Business Days, (iii) if the Company fails to perform, keep or observe any term, provision, condition, covenant or agreement contained in Sections 7.2(f), 7.2(g) and Article IX (other than Section 9.3 and 9.4) and such failure continues for a period of ten (10) Business Days, or (iv) if the Company fails to perform, keep or observe any other term, provision, condition, covenant or agreement contained in this Agreement or in any other Loan Document, and such failure continues for a period of sixty (60) days;

          (d) if an Insolvency Proceeding is commenced by the Company or any of its Subsidiaries;

          (e) if an Insolvency Proceeding is commenced against the Company or Altra, and any of the following events occur: (i) the Company or Altra consents to the institution of such Insolvency Proceeding against it; (ii) the petition commencing the Insolvency Proceeding is not timely controverted; (iii) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) days of the date of filing thereof; (iv) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, the Company or Altra; or (v) an order for relief shall have been entered therein;

          (f) if the Company or Altra is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs; and

          (g) the Company or Altra makes a general assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, conservator, custodian, liquidator or trustee of the Company or any Subsidiary, or of all or any part of the assets of any of them;

then, when any Event of Default described in clause (a), (b), (c) or (f) above has occurred and shall be continuing, the principal of the Note and the interest accrued thereon and all other amounts due hereunder (the "other payments") shall, upon written notice from the holder of the Note, forthwith become and be due and payable, if not already due and payable, without presentment, further demand or other notice of any kind. When any Event of Default described in clause (d), (e) or (g) above has occurred, the principal of the Note, the interest accrued thereon and the other payments shall immediately become due and payable, upon the occurrence thereof, without presentment, demand, or notice of any kind.

     11.2 SUITS FOR ENFORCEMENT. If any Event of Default specified in Section
11.1 above has occurred and is continuing, the Purchaser may proceed to protect and enforce such holder's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant or agreement contained in this Agreement, or in aid of the exercise of any power granted in this Agreement, or to enforce any other legal or equitable right or remedy of the Purchaser.

     11.3 INDEMNIFICATION. The Company shall indemnify, defend and hold the Purchaser, its Controlled Affiliates (other than limited partners or members), officers and agents harmless from, against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees (collectively, "claims"), that the Purchaser shall incur or suffer, which arise, result from, or relate to (i) the Acquisition, (ii) the execution, delivery, performance or enforcement of this Agreement or any of the Loan Documents, and
(iii) any breach of, or failure
by the Company or any Subsidiary of the Company to perform, any of its representations, warranties, covenants or agreements in this Agreement or the other Loan Documents.

     11.4 DELAYS OR OMISSIONS. No failure to exercise or delay in the exercise of any right, power or remedy accruing to the Purchaser upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy of the Purchaser nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

     11.5 REMEDIES CUMULATIVE. All remedies under either this Agreement, the Note, by law or otherwise, afforded to the Purchaser shall be cumulative and not alternative.

                                   ARTICLE XII

                                  MISCELLANEOUS

     12.1 CONSENT TO AMENDMENTS; WAIVERS. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended or waived at any time only by the written agreement of the Company and the Purchaser. Any waiver, permit, consent or approval of any kind or character on the part of such holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing.

     12.2 SURVIVAL OF TERMS. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and any investigation made at any time by or on behalf of any party hereto.

     12.3 SUCCESSORS AND ASSIGNS.

          (a) The Company shall not assign all or any portion of the Note and its rights and obligations hereunder and thereunder, except for an assignment to Altra; provided that Altra shall become a party to the Loan Documents and, to the extent that rights and obligations hereunder have been assigned to it, shall have the rights and obligations of the Company under the Loan Documents.

          (b) Any Holder may assign all or a portion of its Note and its rights and obligations hereunder and thereunder to (i) any Affiliate of such Holder and
(ii) any Person that is reasonably acceptable to the Company; provided, however, that (a) the Company's consent shall not be required under clause (ii) above during an Event of Default and (b) in the event of a proposed assignment pursuant to clause (ii) above, the Company or its Affiliates shall have a right of first refusal to purchase all or a portion of the Note which the Holder proposes to assign on the same terms and conditions as the proposed assignment by the Holder pursuant to clause (ii) above. No assignment pursuant to the immediately preceding sentence shall be in an aggregate amount less than $500,000 unless the entire loan of the assigning Holder is so assigned. If any Holder so sells or assigns all or a part of its rights hereunder or under any Note, any reference in this Agreement or in such Note to such assigning Holder shall thereafter refer to such Holder and to the respective assignee to the extent of their respective interests and the respective assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights and benefits as it would if it were such assigning Holder. Each assignment pursuant to this Section 12.3(b) shall be effected by (1) the assigning Holder and the assignee Holder executing an assignment agreement in form and substance reasonably acceptable to such Holders and the Company, (2) delivering such assignment agreement to the Purchaser and giving the Company and the Purchaser written notice thereof, and (3) the Register (as hereinafter defined) being updated pursuant to Section 12.3(c). Each assigning Holder shall deliver its Note to the Company, who shall cancel such Note, and the Company shall deliver a new Note to the assignee Holder and, if applicable, to the assigning Holder. Each Holder and the Company agree to execute such documents (including, without limitation, amendments to this Agreement and any other applicable documents) as shall be necessary to effect the foregoing. Any Holder may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Holder and this Section 12.3 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Holder from any of its obligations hereunder or substitute any such assignee for such Holder as a party hereto.

          (c) The Company hereby designates the Purchaser to serve as its agent, solely for purposes of this Section 12.3(c), to maintain a register (the "Register"), on which it will record from time to time the loans made hereunder by each of the Holders, each repayment in respect of the principal amount of, and interest on, each loan of each Holder. Failure to make any such recordation, or any error in such recordation, shall not affect the Company's obligations in respect of such loans. With respect to any Holder, the assignment of the rights to all or part of the principal of, and interest on, any loan made hereunder (i) shall not be effective until such assignment is recorded on the Register maintained by the Purchaser with respect to ownership of such loans and until the other requirements pursuant to Section 12.3(b) are met and (ii) prior to such recordation and other requirements being met shall remain owing to the transferor. The registration of assignment of all or part of any Note shall be recorded by the Purchaser on the Register only upon the acceptance by the Purchaser of a properly executed and delivered assignment agreement pursuant to
Section 12.3(b).

          (d) Each Holder must, if legally able to do so, furnish the Company with a properly executed IRS Form W-9 or W-8, as applicable, establishing a complete exemption from U.S. withholding taxes on all payments made under the Note.

     12.4 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement unless the consummation of the transaction contemplated hereby is materially adversely affected thereby.

     12.5 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

     12.6 NOTICES. Any notices required or permitted to be sent hereunder shall be delivered personally or mailed, certified mail, return receipt requested and postage prepaid, or delivered by commercial overnight courier service, with charges prepaid, to the following addresses, or such other address as any party hereto designates by written notice to the Company, and shall be deemed to have been given upon delivery, if delivered personally, three (3) days after mailing, if mailed, or one business day after delivery to the courier, if delivered by overnight courier service:

     If to the Company, to:

          Altra Holdings, Inc.
          c/o Genstar Capital Partners III, L.P.
          Four Embarcadero Center, Suite 1900
          San Francisco, CA 94111-4191
          Attention: Jean-Pierre L. Conte
          Facsimile: (415) 834-2383

     with a copy to:

          Weil, Gotshal & Manges LLP
          201 Redwood Shores Parkway
          Redwood Shores, CA 94065
          Attention: Curtis L. Mo
                     Craig W. Adas
          Facsimile: (650) 802-3100

     If to the Purchaser, to:

          Caisse de depot et placement du Quebec
          1000, place Jean-Paul-Riopelle
          Montreal (Quebec) H2Z 2B3
          Attention: Luc Houle
          Facsimile: (514) 847-2493

     with a copy to:

          Kirkland & Ellis LLP
          153 E. 53rd Street
          New York, NY 10022
          Attention: Kimberly P. Taylor
          Facsimile: (212) 446-6460

Any party may change the address to which notices to it are to be sent by written notice given to the other parties hereto.

     12.7 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by the internal law, and not the law of conflicts, of the State of New York, applicable to contracts made and wholly to be performed in that state.

     12.8 EXHIBITS AND SCHEDULES. All exhibits and schedules hereto are an integral part of this Agreement.

     12.9 EXCHANGE, TRANSFER, OR REPLACEMENT OF SECURITIES.

          (A) Upon surrender by any Holder to the Company of any instrument evidencing a Note, together in each case with a duly executed assignment, the Company, at its own expense, will issue in exchange therefor and deliver to such Holder, a new instrument(s) evidencing such Note that is being exchanged, in such denominations as may be requested by the Holder. Upon surrender for transfer of the Note, the Company, at its own expense will execute and deliver, in the name of the transferee designated by the then holder of the Note, one or more notes of the same type and of a like aggregate principal amount. All notes issued upon any exchange or transfer, upon issuance, will be the legal and valid obligations of the Company, evidencing the same debt, and entitled to the same benefits as the note surrendered for transfer or exchange.

          (B) Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and such other documents that the Company may reasonably request, the Company at its expense, will issue and deliver to the Holder a new Note of like tenor, in lieu of such lost, stolen, destroyed or mutilated security. Any new Note issued in exchange for, or upon the loss, theft or destruction of the Note, all as provided herein, shall be in substantially the form of the Note so exchanged, lost, stolen or destroyed.

     12.10 FINAL AGREEMENT. This Agreement, together with the other Loan Documents, and all the documents and certificates delivered herewith or therewith, constitute the final agreement of the parties concerning the matters referred to herein, and supersedes all prior agreements and understandings (whether written or oral).

     12.11 EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

     12.12 NO SETOFFS, ETC. All payments hereunder and under the Note shall be made by the Company without setoff, offset, deduction or counterclaim, free and clear of all taxes, levies, imports, duties, fees and charges, and without any withholding, restriction or conditions unless imposed by any Governmental Authority. If the Company shall be required by any law to deduct, setoff or withhold any amount from or in respect of any payment to the Purchaser or any Holder hereunder or under the Note, then within fifteen (15) days after notice and demand from the Purchaser or such Holder, the Company shall pay to the Purchaser or such Holder an amount sufficient to compensate the Purchaser or such Holder for such deduction, setoff or withholding. No payment amount shall be paid to the Purchaser or any Holder under the preceding sentence if such Purchaser has not furnished to the Company, at the time such person becomes a party to this Agreement or a Holder of the Note, a properly executed IRS Form W-9 or W-8, as applicable, establishing a complete exemption from U.S. withholding taxes on payments made under the Note.

     12.13 CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect or any Event of Default shall occur, the fact that there exists another representation, warranty or covenant or Event of Default relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant or that the first Event of Default shall have occurred.

     12.14 FURTHER COOPERATION. At any time and from time to time, and at its own expense, the Company shall promptly execute and deliver all such documents and instruments, and do all such acts and things, as the Purchaser may reasonably request in order to further effect the purposes of this Agreement.

     12.15 WAIVERS BY THE COMPANY. EXCEPT AS OTHERWISE PROVIDED FOR IN THIS AGREEMENT OR AS REQUIRED BY APPLICABLE LAW, THE COMPANY HEREBY WAIVES: (I) PRESENTMENT, DEMAND AND PROTEST, AND NOTICE OF PRESENTMENT WITH RESPECT TO THIS AGREEMENT OR THE NOTE AND (II) ITS RIGHT TO A JURY TRIAL IN THE EVENT OF ANY LITIGATION INSTITUTED IN RESPECT OF THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS. THE COMPANY ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO THE PURCHASER'S ENTERING INTO THIS AGREEMENT AND THAT THE PURCHASER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH THE COMPANY. THE COMPANY WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

      [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]


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

     IN WITNESS WHEREOF, the parties hereto have executed this Note Purchase Agreement on the date first set forth above.

                                        ALTRA HOLDINGS, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        CAISSE DE DEPOT ET PLACEMENT DU QUEBEC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------